EXHIBIT 10.22

FIRST AMENDMENT TO CUPERTINO CITY CENTER NET OFFICE LEASE

THIS FIRST AMENDMENT TO CUPERTINO CITY CENTER NET OFFICE LEASE (this “First Amendment”) is made and entered into as of December 10, 2003 by and between CUPERTINO CITY CENTER BUILDINGS, a California limited partnership (“Lessor”), and CHORDIANT SOFTWARE, INC., a Delaware corporation (“Lessee”).

RECITALS:

A.    Lessor and Lessee entered into that certain Cupertino City Center Net Office Lease dated as of June 19, 1998 (the “Lease”), pursuant to which Lessor leased to Lessee, and Lessee leased from Lessor, certain “Premises” (as more particularly described in the Lease), containing an aggregate of approximately 31,071 square feet of Rentable Area, commonly known as Suite 250 and Suite 400, within the “Building” (as defined in the Lease) located at 20400 Stevens Creek Boulevard, Cupertino, California. All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.

B.    Lessor and Lessee now desire to enter into this First Amendment to provide for the extension of the Term on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee agree as follows:

1.    Incorporation of Recitals. The recitals set forth above are agreed to be true and correct and are incorporated in this First Amendment by this reference.

2.    Amendments. Notwithstanding anything to the contrary contained in the Lease:

a.    The Term of the Lease is hereby extended so as to expire upon December 31, 2008 (the sixty (60) month period commencing upon January 1, 2004 and expiring upon December 31, 2008 is referred to herein as the “Extension Term”).

b.    Base Rent payable by Lessee during the Extension Term shall be as follows:

Months of Extension Term	Monthly Base Rent
January 1, 2004-December 31, 2004	$78,920.34 per month
January 1, 2005-December 31, 2005	$82,027.44 per month
January 1, 2006-December 31, 2006	$85,134.54 per month
January 1, 2007-December 31, 2007	$88,241.64 per month
January 1, 2008-December 31, 2008	$91,348.74 per month

c.    Effective as of January 1, 2004, the initial five (5) paragraphs of Article 7.b. of the Lease are hereby deleted and replaced with the following:

“Building Taxes and Building Operating Expenses. Lessee shall pay to Lessor, as additional rent and without deduction or offset, Lessee’s percentage share set forth in Article 1.j. (“Lessee’s Percentage Share”) of the amount (if any) by which annual “Building Taxes” (as defined below) for each year subsequent to the calendar year 2004 (the “Base Year”) exceed Building Taxes for the Base Year (the amount of such excess is referred to herein as the “Building Taxes Excess”), and the amount (if any) by which annual “Building Operating Expenses” (as defined below) for each year subsequent to the Base Year exceed Building Operating Expenses for the Base Year (the amount of such excess is referred to herein as the “Building Operating Expenses Excess”); provided, however, that in no event shall Lessee be liable for any increase in “Management Controllable Building Operating Expenses” (as hereinafter defined) in any year to the extent in excess of five percent (5%) over Management Controllable Building Operating Expenses for the prior year. As used herein,

“Management Controllable Building Operating Expenses” shall mean all Building Operating Expenses other than Building Taxes, utility costs and insurance premiums to the extent consistent with existing insurance coverage and deductible amounts. The sum of the positive amount (if any) of the Building Taxes Excess and the positive amount (if any) of the Building Operating Expenses Excess is referred to herein as the “Building Expenses Excess.” Lessee’s Percentage Share shall be determined by dividing the Rentable Area of the Premises by the total Rentable Area in the Building. Lessee’s Percentage Share shall be subject to an equitable adjustment upon a condemnation, sale by Lessor of part of the Building, reconstruction after damage or destruction or expansion or reduction of the areas within the Building. Lessee’s Percentage Share of Building Expenses Excess shall be payable during the Term in equal monthly installments on the first day of each month in advance, without deduction, offset or prior demand, except as specifically set forth herein.

At any time during the Term, Lessor may give Lessee notice of Lessor’s estimate of the Building Expenses Excess for the current calendar year. An amount equal to one twelfth (1/12) of Lessee’s Percentage Share of the estimated Building Expenses Excess shall be payable monthly by Lessee as aforesaid, commencing on the first day of the calendar month following thirty (30) days written notice and continuing until receipt of any notice of adjustment from Lessor given pursuant to this paragraph. Until notice of the estimated Building Expenses Excess for a subsequent calendar year is delivered to Lessee, Lessee shall continue to pay Lessee’s Percentage Share of Building Expenses Excess on the basis of the prior year’s estimate (if any). Lessor may at any time during the Term (but not more frequently than quarterly) adjust estimates of the Building Expenses Excess to reflect current expenditures and following Lessor’s written notice to Lessee of such revised estimate, subsequent payments by Lessee shall be based upon such revised estimate.

Within one hundred twenty (120) days after the end of each calendar year during the Term or as soon thereafter as practicable, Lessor will furnish to Lessee a statement (“Lessor’s Statement”) setting forth in reasonable detail the actual Building Taxes, Building Operating Expenses and Management Controllable Building Operating Expenses paid or incurred by Lessor during the preceding year and the amount of the Building Taxes Excess (if any) and the amount of the Building Operating Expenses Excess (if any), and thereupon within thirty (30) days an adjustment will be made by Lessee’s payment to Lessor or credit to Lessee by Lessor against the Building Expenses Excess or Base Rent next becoming due from Lessee, as the case may require, to the end that Lessor shall receive the entire amount of Lessee’s Percentage Share of Building Expenses Excess for such calendar year and no more (and Lessee shall receive a credit for the amount of any overpayment as set forth above). If, based on Lessor’s Statement a payment from Lessee is required, Lessee shall not have the right to withhold or defer such payment pending a review of Lessor’s books and records pursuant to the following paragraph or the resolution of any dispute relating to Building Expenses Excess; provided that Lessee may make such payment under protest and the making of such payment pursuant hereto shall not limit Lessee’s right to review such books and records as hereinafter provided. If the date of the expiration of the Term is on a day other than the last day of a calendar year, the amount of Building Expenses Excess payable by Lessee for the calendar year in which the date of the expiration of the Term falls shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such date of the expiration of the Term bears to three hundred sixty (360). The termination of this Lease shall not affect the obligations of Lessor and Lessee pursuant to this Article 7. In the event that Building Taxes for any calendar year are less than Building Taxes for the Base Year and/or Building Operating Expenses for any calendar year are less than Building Operating Expenses for the Base Year, Lessee shall not receive a credit against any Rent payable hereunder as a result thereof.

Within sixty (60) days after Lessee receives a statement of actual Building Taxes and Building Operating Expenses paid or incurred for a calendar year, Lessee shall have the right, upon written demand and reasonable notice, to inspect Lessor’s books and records relating to the Building Expenses Excess for the calendar year covered by Lessor’s Statement for the purpose of verifying the amount set forth in such statement. Such inspection shall be made during Lessor’s normal business hours, at the place where such books and records are customarily maintained by Lessor. In no event may any such inspection be performed by a person or entity being compensated on a contingency fee basis or based upon a share of any refund obtained by Lessee. Information obtained by such inspection shall be kept in the strictest confidence by Lessee and only publicly revealed to the extent required by applicable law or regulation. Unless Lessee asserts in writing a specific error within one hundred twenty (120) days following Lessee’s receipt of Lessor’s Statement, the amounts set forth in Lessor’s Statement shall be conclusively deemed correct and binding on Lessee.”

d.    Lessee’s continued lease of the Premises during the Extension Term shall be on an “as is” basis, and Lessor shall have no obligation to improve or alter the Premises or provide Lessee with an allowance for the improvement or alteration of the Premises, except, however, that following the date hereof, Lessor shall cause the following work to be performed to the Premises (the “Extension Term Work”), at Lessor’s sole cost (and without inclusion of such cost in Building Operating Expenses): (i) re-carpeting of Suite 400 and approximately 3,500 square feet of Suite 250 with Building standard carpeting (not carpet tiles), including the removal and re-installation of cubicles (including wiring and electrical work required for such cubicle re-installation), if necessary, and re-installation of office and conference room furniture, if necessary, provided that Lessee shall be responsible for boxing and/or removing employees’ personal property, as necessary, prior to the commencement of the Extension Term Work (and Lessor shall not be responsible for clearing out such cubicles and file storage areas); (ii) repainting the entire Premises using Building standard paint; and (iii) performing necessary mechanical work to correct the HVAC distribution to the areas previously modified by Lessee with certain Alterations, and adjust the HVAC throughout the Premises to meet Building standard air distribution standards necessitated by such mechanical work. Subject to the availability of the carpet selected by Lessee and any force majeure events beyond the reasonable control of Lessor, Lessor shall complete the Extension Term Work within Suite 400 between December 24, 2003 and January 4, 2004. The Extension Term Work within Suite 250 may be performed by Lessor at any time prior to August 1, 2004, upon not less than thirty (30) days advance written notice from Lessor to Lessee. Notwithstanding anything to the contrary contained in the Lease, Lessee’s obligation for restoration of the Premises upon surrender of possession of the Premises pursuant to the Lease shall be based upon the existing condition of the Premises as improved by the Extension Term Work. Lessee acknowledges that Lessee will be in occupancy of the Premises during the course of Lessor’s performance of the Extension Term Work and Lessee agrees and acknowledges that (1) such occupancy of the Premises during performance of the Extension Term Work may result in inconvenience to Lessee and/or interference with the operation of Lessee’s business from the Premises and Lessee knowingly assumes the risk thereof; (2) no such inconvenience or interference shall be deemed to constitute a breach of the covenant of quiet enjoyment, an actual or constructive eviction of Lessee from the Premises, or entitle Lessee to any abatement of rent or claims or rights against Lessor; and (3) Lessee shall reasonably cooperate with Lessor in connection with the performance of the Extension Term Work, including, without limitation, by temporarily relocating Lessee’s personal property items (except to the extent specified above as the responsibility of Lessor) and personnel within the Premises as needed during the course of the Extension Term Work, so as to avoid increased costs or delay in performance of the Extension Term Work. However, in the course of performance of the Extension Term Work, Lessor shall use reasonable efforts to minimize the extent of interference with the operation of Lessee’s business from the Premises resulting therefrom to the extent reasonably practicable under the circumstances.

e.    The parties acknowledge that Lessor currently holds Lessee’s required Security Deposit in the amount of $179,590.38. Effective upon the date hereof, Lessee’s required Security Deposit under the Lease (as hereby amended) shall be reduced to $91,348.74 and within ten (10) days following the execution and delivery of this First Amendment by Lessee and Lessor, Lessor shall refund to Lessee any excess Security Deposit amount held by Lessor so as to reduce the Security Deposit held by Lessor to such newly required Security Deposit amount.

f.    Lessee shall have the option to extend the Term of the Lease for an additional period (the “Extended Term”) of five (5) years commencing immediately following the expiration of the Extension Term on January 1, 2009, on the terms and conditions set forth in Lease Article 3.b., except that (i) the five (5) year Extended Term referenced in Article 3.b. shall commence immediately following the expiration of the Extension Term on January 1, 2009 and shall expire upon December 31, 2013, (ii) the Option Notice must be given by Lessee to Lessor at least nine (9) months but not more than twelve (12) months before the expiration of the Extension Term, and (iii) the Base Rent payable during the Extended Term shall be an amount equal to ninety- five percent (95%) of the then current Fair Market Rental Value of the Premises at the time of commencement of the proposed Extended Term.

g.    (i)    During the period from the date hereof through and including December 31, 2005, Lessor shall notify Lessee (“Lessor’s Notice”) if any space located on the second (2nd) floor of the Building become available for Lease (subject to any rights which any then existing tenants of such space may have to lease such space pursuant to lease transactions hereafter entered into in accordance with this Section 2.g). Such Lessor’s Notice shall provide the basic business terms on which Lessor is willing to rent such space (including, without limitation, Base Rent, improvement allowances and other economic concessions) and shall be given to Lessee prior to such space being made available to any third party (other than any existing tenant having prior rights to such space pursuant to lease transactions hereafter entered into in accordance with this Section 2.g). Lessee is hereby granted the right of first opportunity to lease such space on the terms as outlined in Lessor’s Notice to Lessee. Lessee shall have ten (10) days following receipt of such Lessor’s Notice within which to indicate in writing its desire to lease the space under the terms and conditions stated in such Lessor’s Notice. If Lessee rejects or fails to accept Lessor’s offer within such ten (10) day period, Lessor shall have the right at any time within six (6) months thereafter to enter into a lease for such available space which was the subject of the offer made to Lessee in Lessor’s notice to any one or more third parties on any terms, covenants and conditions desired by Lessor, and Lessee shall have no further right to lease such space, provided that such lease is entered into within six (6) months following Lessee’s receipt of the applicable Lessor’s Notice and the net effective rent payable under such lease is not less than ninety percent (90%) of the net effective rent proposed in the applicable Lessor’s Notice. If Lessee rejects or fails to accept Lessor’s offer as set forth in Lessor’s Notice within such ten (10) day period, but Lessor thereafter prior to December 31, 2005, desires to lease such space which was the subject of such Lessor’s Notice to one or more third parties more than six (6) months following Lessee’s receipt of the applicable Lessor’s Notice or at a net effective rent less than ninety percent (90%) of the net effective rent proposed in the applicable Lessor’s Notice, then Lessor shall first deliver a new Lessor’s Notice with respect to such space to Lessee and Lessee shall again have its right of first opportunity with respect thereto in the manner set forth above.

(ii)    Lessor’s ability to plan for the orderly transaction of its rental business, to accommodate the needs of other existing and potential tenants, and to enjoy the benefits of increasing rentals at such times as Lessor is able to do so in its sole and absolute discretion, are fundamental elements of Lessor’s willingness to provide Lessee with the right of first opportunity contained herein. Accordingly, Lessee hereby acknowledges that strict compliance with the notification provisions contained herein, and Lessee’s strict compliance with the time period for such notification contained herein, are material elements of the bargained for exchange between Lessor and Lessee and are material elements of Lessee’s consideration paid to Lessor in exchange for the grant of the right of first opportunity. Therefore, Lessee’s failure to adhere strictly and completely to the provisions and time frame contained in this provision shall render the right of first opportunity automatically null, void and of no further force or effect as to the applicable Lessor’s Notice, without notice, acknowledgement, or any action of any nature or sort, required of Lessor. Lessee acknowledges that no other act or notice, other than the express written notice set forth hereinabove, shall act to put Lessor on notice of Lessee’s acceptance of Lessor’s offer as set forth in Lessor’s Notice, and Lessee hereby waives any claims to the contrary, notwithstanding any other actions of Lessee during the Term of the Lease (as hereby amended) or any statements, written or oral, of Lessee to Lessor to the contrary during the Term of the Lease (as hereby amended). In addition, the right of first opportunity granted pursuant hereto shall not be applicable (and Lessor shall not be required to deliver any Lessor’s Notice), when Lessee is in default under the Lease, as hereby amended (after the expiration of any applicable period for cure provided in Lease Article 22). The right of first opportunity granted pursuant hereto is personal to original Lessee signatory to the Lease and cannot be assigned, transferred or conveyed to, or exercised for the benefit of, any other person or entity (voluntarily, involuntarily, by operation of law or otherwise) other than a Permitted Transferee, including, without limitation, any assignee or subtenant permitted under Lease Article 13 other than a Permitted Transferee. Notwithstanding anything to the contrary contained in this First Amendment, the provisions of this Section 2.g shall terminate and be of no further force or effect, and neither party shall have any further rights or obligations under this Section 2.g following, December 31, 2005.

3.    Broker Representation. Lessor and Lessee each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Lessee’s broker Cornish & Carey Commercial (“Lessee’s Broker”), who shall be paid a commission by Lessor in connection with this First Amendment pursuant to separate agreement, and that it knows of no other real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this First

Amendment. In the event of any claim for broker’s or finder’s fees or commissions in connection with this First Amendment (i) Lessor shall indemnify, hold harmless and defend Lessee from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim (including, without limitation, claims made by Lessee’s Broker) if it shall be based upon any statement, representation or agreement claimed to have been made by Lessor, and (ii) Lessee shall indemnify, hold harmless and defend Lessor from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim (other than claims made by Lessee’s Broker) if it shall be based upon any statement, representation or agreement claimed to have been made by Lessee.

4.    Miscellaneous.

a.    Except as specifically amended and supplemented by this First Amendment, the Lease shall continue in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall prevail.

b.    Lessee hereby represents, warrants and agrees that: (i) the Lease, as amended by this First Amendment, remains unmodified and in full force and effect and continues to be a legal, valid and binding agreement and obligation of Lessee; (ii) Lessee has not assigned or sublet all or any part of its interest in the Lease, as amended by this First Amendment, or in the Premises; (iii) Lessee is not in default in the performance of any of its obligations under the Lease, as amended by this First Amendment; (iv) to Lessee’s knowledge, Lessor is not in default under the Lease, as amended by this First Amendment; and (v) Lessee does not have or claim any offset or defense to its performance of its obligations under the Lease, as amended by this First Amendment. Lessor hereby represents, warrants and agrees that: (1) the Lease, as amended by this First Amendment, remains unmodified and in full force and effect and continues to be a legal, valid and binding agreement and obligation of Lessor; (2) Lessor has not assigned its interest in the Lease, as amended by this First Amendment, or in the Premises (other than any assignment made by Lessor for the benefit of any mortgagee of Lessor); (3) Lessor is not in default in the performance of any of its obligations under the Lease, as amended by this First Amendment; (4) to Lessor’s knowledge, Lessee is not in default under the Lease, as amended by this First Amendment; and (5) Lessor does not have or claim any offset or defense to its performance of its obligations under the Lease, as amended by this First Amendment.

c.    This First Amendment may be executed in any number of counterparts, any number of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessee and Lessor have entered into this First Amendment as of the date first written above.

LESSOR:		LESSEE:

CUPERTINO CITY CENTER BUILDINGS,		CHORDIANT SOFTWARE, INC.,
a California limited partnership		a Delaware corporation

By:	PROM XX, INC.,	By: /s/ Michael J. Shannahan
	a California corporation, its general partner	Print Name: Michael J. Shannahan
Its: Chief Financial Officer

By:	PROMETHEUS REAL ESTATE GROUP,
	INC., a California corporation, its agent	By: /s/ Alfredo S. Echauri
Print Name: Alfredo S. Echauri
	By: /s/ William R. Leiva	Its: Facilities Manager
Print Name: William R. Leiva
Its: Vice President

By: /s/ Robert J. Lampher
Print Name: Robert J. Lampher
Its: Vice President